EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated June 17, 2009, relating to PetroAlgae Inc.’s issuance of shares under the 2009 Equity Compensation Plan, of our report of PetroAlgae Inc. dated March 20, 2009, with respect to the consolidated balance sheets of PetroAlgae Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the years ended December 31, 2008 and 2007, and the period from inception (September 22, 2006) to December 31, 2008.

/s/ Stark Winter Schenkein & Co., LLP

Stark Winter Schenkein & Co., LLP

Certified Public Accountants

June 17, 2009

Denver, Colorado